PROSPECTUS SUPPLEMENT

(To Prospectus dated September 12, 2019)

Filed Pursuant to Rule 424(b)(5)
Registration No. 333-233567

Up to $10,700,000

Common Shares

This prospectus supplement amends and supplements the information in the prospectus, dated September 12, 2019, filed as a part of our registration statement on Form S-3 (File No. 333-233567), as previously supplemented by our prospectus supplement dated November 22, 2021, or the Prior Prospectus. This prospectus supplement should be read in conjunction with the Prior Prospectus, and is qualified by reference thereto, except to the extent that the information herein amends or supersedes the information contained in the Prior Prospectus.  This prospectus supplement is not complete without, and may only be delivered or utilized in connection with, the Prior Prospectus, and any future amendments or supplements thereto.

Under the Prior Prospectus, we initially registered up to $15,000,000 of our common shares, no par value (the “Common Shares”), for offer and sale prusaunt to an Equity Distribution Agreement, or the sales agreement, with RBC Capital Markets, LLC, or RBCCM. From November 22, 2021 through the date of this prospectus supplement, we sold an aggregate of 223,396 Common Shares for an aggregate purchase price of $1,287,167 under the Prior Prospectus.

We are now subject to General Instruction I.B.6 of Form S-3, which limits the amounts that we may sell under the Prior Prospectus. The aggregate market value of our common shares held by non-affiliates pursuant to General Instruction I.B.6 of Form S-3 is $70,277,799, which was calculated based on 8,124,601 Common Shares held by non-affiliates at a price of $8.65 per share, the closing price of our common shares on November 2, 2021. During the 12-calendar month period that ends on, and includes, the date of this prospectus supplement, we sold securities with an aggregate market value of $12,723,013 pursuant to General Instruction I.B.6. of Form S-3.

As a result of the limitations of General Instruction I.B.6, and in accordance with the terms of the Sales Agreement, we are decreasing the number of Common Shares that we are offering pursuant to the Sales Agreement, such that we are registering the offer and sale of our common shares having an aggregate offering price of up to $10,700,000 from time to time through RBCCM.

Our Common Shares are listed on the Nasdaq Capital Market under the symbol “EDSA.” On December 27, 2021, the last reported sale price of our Common Shares on the Nasdaq Capital Market was $6.09 per share.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE SECURITIES OFFERED BY THIS PROSPECTUS SUPPLEMENT HAVE NOT BEEN QUALIFIED FOR DISTRIBUTION IN CANADA AND MAY NOT BE OFFERED OR SOLD IN CANADA EXCEPT PURSUANT TO AN EXEMPTION FROM THE PROSPECTUS REQUIREMENTS UNDER APPLICABLE CANADIAN SECURITIES LAWS. THE COMPANY HAS NOT FILED AND DOES NOT INTEND TO FILE A CANADIAN PROSPECTUS IN CONNECTION WITH THE SECURITIES OFFERED BY THIS PROSPECTUS SUPPLEMENT.

RBC CAPITAL MARKETS

The date of this prospectus supplement is December 28, 2021.